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                                                                    EXHIBIT 99.1

                         CMI INDUSTRIES, INC. ANNOUNCES
         CASH TENDER OFFER FOR 9-1/2% SENIOR SUBORDINATED NOTES DUE 2003


         COLUMBIA, S.C., June 1, 1998 - CMI Industries, Inc. ("CMI") today announced that it has commenced a cash tender offer and consent solicitation relating to its $125,000,000 outstanding principal amount of 9-1/2% Senior Subordinated Notes due October 1, 2003.

         The purchase price to be paid for each validly tendered Note will be based upon a fixed spread of 50.0 basis points over the yield to maturity on the 6% U.S. Treasury Note due September 30, 1998, less a consent payment equal to $10 per $1,000 principal amount of the Notes. The Company expects that the purchase price for the Notes will be fixed on June 23, 1998 (or, if the tender offer is extended, the third business day prior to the expiration date).

         In conjunction with the tender offer, consents to certain proposed amendments to the Indenture governing the Notes are being solicited. Among other things, these amendments would eliminate substantially all of the restrictive covenants and would amend certain other provisions contained in the Indenture for the Notes. Adoption of the proposed amendments requires the consent of holders of a majority of the outstanding Notes. Holders who tender their Notes will be required to consent to the proposed amendments.

         Holders who tender their Notes prior to the consent deadline will receive the purchase price referred to above, plus a consent payment of $10 per $1,000 principal amount of Notes. The consent deadline is Midnight, New York City time, on the first business day after public announcement by press release of the later of June 12, 1998 or the date on which CMI receives tenders from holders of a majority of the outstanding Notes.

         The tender offer will expire at 12:00 Midnight, New York City time, on June 26, 1998, unless terminated or extended.

         CMI intends to finance the tender offer and consent solicitation through a private placement of $175 million aggregate principal amount senior subordinated debt securities, and CMI expects to consummate the private placement in early July.

         On May 15, 1998 CMI entered into a definitive merger agreement providing for the acquisition of the outstanding CMI Common Stock on the effective date of the merger (the "Merger") by CMI Acquisitions, Inc. ("CMI Acquisitions"). In the Merger, each outstanding share of CMI Common Stock will be converted into the right to receive cash plus a fractional interest in a share of CMI Management, Inc. ("CMI Management") Common Stock. After giving effect to the Merger, CMI shall be the surviving corporation in the Merger and will be a wholly-owned subsidiary of CMI Management.


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         NationsBanc Montgomery Securities LLC is acting as the Dealer Manager for the tender offer and the consent solicitation. The Depositary for the tender offer is The Chase Manhattan Bank. The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, which more fully set forth the terms of the tender offer and consent solicitation.

         Additional information concerning the terms of the tender offer and consent solicitation may be obtained from NationsBank Montgomery Securities LLC, Liability Management Group, at 888-292-0070. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from Beacon Hill Partners, Inc., the Information Agent, at 90 Broad Street, New York, New York 10004, at 800-755-5001.

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